EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of Sotheby’s Holdings, Inc., (which report includes an explanatory paragraph referring to the Company’s adoption of FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143”) and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sotheby’s Holdings, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

New York, New York

May 9, 2006